Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

BioMarin Announces Third Quarter 2018 Results

- First Nine Months of 2018 Total Revenues Grow 19% Year-over-year to $1.14 Billion

- 124 Commercial Patients Receiving Treatment with Palynziq in First Full Quarter since U.S. Approval

- Vosoritide 42-Month Data; PKU Gene Therapy Preclinical Data and Research Deep Dive

at R&D Day on November 7 in New York City

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Total Revenues	$391.7	$334.1	17%	$1,138.0	$955.3	19%
Vimizim Net Product Revenues	123.3	90.3	37%	368.0	299.3	23%
Kuvan Net Product Revenues	113.3	105.8	7%	321.4	300.1	7%
Naglazyme Net Product Revenues	103.1	72.1	43%	269.2	238.4	13%
Aldurazyme Net Product Revenues	27.6	22.4	23%	117.7	61.7	91%
Brineura Net Product Revenues	9.9	3.1	219%	27.7	3.4	715%
Palynziq Net Product Revenues	4.1	—	n/a	4.1	—	n/a

GAAP Net Loss	$(12.6)	$(12.5)		$(73.6)	$(65.7)
GAAP Net Loss per Share - Basic and Diluted	$(0.07)	$(0.07)		$(0.42)	$(0.38)

Non-GAAP Income (1)	$60.7	$7.8		$101.8	$68.7

	September 30,	December 31,
	2018	2017
Cash, cash equivalents and investments	$1,648.3	$1,781.7
(1)

Non-GAAP Income is defined by the Company as reported GAAP Net Income (Loss), excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under Generally Accepted Accounting Principles in the United States (US GAAP).

SAN RAFAEL, Calif., October 25, 2018 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (BioMarin or the Company) today announced financial results for the third quarter ended September 30, 2018. The financial results that follow represent a comparison of the third quarter of 2018 to the third quarter of 2017. Total revenues were $391.7 million for the quarter ended September 30, 2018 compared to $334.1 million for the quarter ended September 30, 2017, an increase of 17%. GAAP Net Loss for the quarter ended September 30, 2018 was $12.6 million, or $0.07 loss per basic and diluted share compared to GAAP Net Loss of $12.5 million, or $0.07 loss per basic and diluted share for the quarter ended September 30, 2017.

Net product revenues for the third quarter of 2018 were $386.3 million, compared to $298.8 million in the third quarter of 2017. The increase in net product revenues was attributed to the following:

•	Vimizim: increased by $33.0 million, or 37%, due primarily to government ordering patterns in certain countries and an increase in the number of commercial patients;
•	Brineura: contributed $6.8 million to increased net product revenues, primarily attributed to new patients initiating therapy as the product launched in mid-2017;
•	Kuvan: increased $7.5 million, or 7%, primarily driven by an increase in the number of commercial patients in North America;
•	Naglazyme: increased $31.0 million, or 43%, primarily due to government ordering patterns in certain countries and new patients initiating therapy in Europe;
•

Palynziq: received approval from the Food and Drug Administration (FDA) in May 2018, with commercial sales launching in the third quarter of 2018. Palynziq sales in the third quarter of 2018 were primarily attributed to conversion of clinical patients in the U.S.; and

•	Aldurazyme: increased $5.2 million, or 23%, primarily as a result of increased volume.

The increase in GAAP Net Loss was primarily due to the following:

•

Higher research and development (R&D) expense for the expansion of our clinical programs related to vosoritide and valoctocogene roxaparvovec and higher selling, general and administrative (SG&A) expense in support of the U.S. commercial launch of Palynziq and European pre-launch activities, the continued commercial expansion of Kuvan and patient advocacy activities related to our valoctocogene roxaparvovec product candidate and continued commercial expansion of Brineura, partially offset by:

•	Increased gross profit primarily driven by increased net product revenues across all of our commercial products other than Firdapse.

Non-GAAP Income for the third quarter of 2018 was $60.7 million, compared to Non-GAAP Income of $7.8 million in the third quarter of 2017.  The increase in Non-GAAP income in the third quarter of 2018 is primarily attributed to increased gross profit from revenues, offset by higher R&D and SG&A expenses.

As of September 30, 2018, BioMarin had cash, cash equivalents and investments totaling approximately $1.6 billion, as compared to $1.8 billion on December 31, 2017. On October 15, 2018, our 0.75% senior subordinated convertible notes matured and were settled with a combination of $375.0 million in cash for the full principal amount, issuance of common stock for the conversion value in excess of the principal, and cash in lieu of any fractional shares.

Commenting on third quarter results, Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin, said, “BioMarin’s achievements this year give us potential for significant growth in 2019.  In the second quarter we received FDA approval of Palynziq, an important new therapy that helps address a significant unmet need in adults with phenylketonuria (PKU) who have been unable to control their blood Phe levels with current treatment options.  We also filed for approval of Palynziq in Europe and expect to hear the status of that application in the first half of 2019.  The market opportunity with Palynziq is significant and we have been very encouraged by the level of enthusiasm from the PKU community since product launch in July. At the end of the third quarter, 124 U.S. commercial patients were being treated with Palynziq and we are on track to have 250 to 300 U.S. commercial patients by year-end.”

“In clinical development, we provided two years of clinical data with the 6e13 vg/kg dose of valoctocogene roxaparvovec gene therapy for severe Hemophilia A from the ongoing Phase 1/2 study in at the World Federation of Hemophilia (WFH) 2018 World Congress in Glasgow, Scotland during the second quarter. The updated data demonstrated the elimination of need for prophylaxis and no spontaneous bleeds for two years. In addition, we amended the protocol for the global GENEr8-1 (Phase 3) pivotal study to evaluate superiority compared to the current standard of care. The number of participants has been increased to 130 and we now anticipate completing enrollment during the second quarter of 2019. Another significant development in the year was the publication of draft guidance from the FDA for hemophilia products.  We are encouraged by the considerations included in the guidance document, particularly in relation to the potential for an accelerated approval, and believe it may be pertinent to valoctocogene roxaparvovec if our program results are supportive.”

Mr. Bienaimé continued, “Our annual Research and Development Day will be held in New York City on November 7, 2018 where we look forward to showcasing our capabilities from pre-clinical work through manufacturing.  Specifically, we look forward to providing a 42-month update on vosoritide for the treatment of achondroplasia as well as preclinical data with our next gene therapy product candidate, BMN 307, for the treatment of phenylketonuria.  With approximately $1.5 billion in revenues anticipated for the full year 2018, two potentially $1.0 billion-plus late-stage clinical product opportunities, and a growing early-stage pipeline, BioMarin is poised for significant growth.”

As presented August 2, 2018 Full-Year Financial Guidance ( in millions, except %)

Item	2018 Guidance

Total Revenues	$1,470 to $1,530
Kuvan Net Product Revenues	$440 to $480
Naglazyme Net Product Revenues	$325 to $355
Vimizim Net Product Revenues	$460 to $500
Brineura Net Product Revenues	$35 to $55
Palynziq Net Product Revenues*	$10 to $14

Cost of Sales (% of Total Revenues)	20.0% to 21.0%
Research and Development Expense	$680 to $710
Selling, General and Admin. Expense	$575 to $615

GAAP Net Loss	$(115) to $(165)
Non-GAAP Income **	$100 to $140

*Guidance for Palynziq not previously provided

**All Financial Guidance items are calculated based on US GAAP with the exception of Non-GAAP Income. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable GAAP reported information.

Select Agenda Items at Upcoming R&D Day, November 7, 2018 in New York City:

Vosoritide for Achondroplasia:

•	Drug Development Considerations in Achondroplasia, presented by Ron Rosenfeld, M.D.,

Professor and Chair (emeritus) of Pediatrics, Oregon Health & Science University and Former Senior Vice President and Medical Director, Lucile Packard Foundation for Children’s Health

•	42-Month Vosoritide Data Update, presented by Jonathan Day, M.B.B.S., Ph.D.,

Executive Medical Director, Clinical Science, BioMarin

PKU Gene Therapy Data and Program update; Research & Development Pipeline Deep Dive:

•	Genetics, Genomics and the Future of Us presented by Lon Cardon, Ph.D.,

Senior Vice President and Chief Scientific Officer, BioMarin

Valoctocogene Roxaparvovec Gene Therapy for Hemophilia A:

•	Regulatory Path Considerations, presented by Geoff Nichol, M.B., Ch.B., M.B.A.,

Senior Vice President, Chief Medical Officer and Head of Global Clinical Development, BioMarin

•	Considerations for Manufacture of AAV-Based Gene Therapy Products, presented by Robert Baffi, Ph.D., M.B.A., Executive Vice President, Technical Operations, BioMarin

Regulatory Policy Advances at the Food and Drug Administration:

•

The Evolving Regulatory Landscape and Significance of Patient Engagement, presented by Adora Ndu, Pharm.D., J.D., Executive Director and Head of Global Regulatory Policy, Research, and Patient Engagement, BioMarin

Key Program Highlights

•

Palynziq for phenylketonuria: With the approval in May 2018 of Palynziq in the United States, an injection to reduce blood Phe concentrations in adult patients with phenylketonuria, BioMarin added the seventh commercial product to its portfolio. Palynziq, a PEGylated recombinant phenylalanine ammonia lyase enzyme, is the first approved enzyme substitution therapy to target the underlying cause of PKU by helping the body to break down Phe. The Company expects to learn the status of its Marketing Authorization Application for Palynziq in Europe in the first half of 2019.

Upon approval of Palynziq in May 2018, the Company said it would report two key metrics related to the U.S. commercial launch beginning in the third quarter of 2018.  The first metric provides the number of clinics that have prescribed Palynziq.  At the end of the third quarter, 50 unique clinics had prescribed Palynziq.  The second metric, the number of naïve and clinical trial patients who are receiving reimbursed, commercial treatment with Palynziq totaled 124 at the end of the third quarter.  Of the 124 patients, 81 were from the clinical trial study and 43 were formerly naïve to treatment. In addition, the Company anticipates between 250 to 300 adult PKU patients will be on treatment with Palynziq by year-end 2018, including 153 subjects from the clinical studies.

•	Valoctocogene roxaparvovec gene therapy for hemophilia A:

In May 2018, the Company updated the protocol for the Phase 3 GENEr8-1 study evaluating the 6e13 vg/kg dose and has powered the study to evaluate superiority to the current standard of care, Factor VIII prophylaxis. The Phase 3 GENEr8-1 study will now include 130 participants (an increase of 90 from the original 40) and is expected to be fully enrolled in the second quarter of 2019.

Based on recent draft guidelines published by the FDA on the development of gene therapy products for the treatment of hemophilia, BioMarin believes that an accelerated approval path forward may be an option with valoctocogene roxaparvovec.  In addition, if the Company pursues an accelerated approval, it will inform investors of that decision in the second half of 2019.

•

Vosoritide for achondroplasia:  On November 7, 2018, the Company intends to provide a 42-month update at R&D Day on vosoritide, an analog of C-type natriuretic peptide (CNP). It is being studied in children with achondroplasia.  The program includes four distinct areas of focus to support global approval. Currently enrolling, the global Phase 3 study is a randomized, placebo-controlled study of vosoritide in approximately 110 children with achondroplasia ages 5-14 for 52 weeks.  The study will be followed by a subsequent open-label extension.  Children in this study will have completed a minimum six-month baseline study to determine their respective baseline growth velocity prior to entering the Phase 3 study. In addition, the Company expects to have over 5 years of clinical data from the long-term, open-label Phase 2 program to corroborate maintenance of effect.

•

Tralesinidase alfa (formerly referred to as BMN 250) for MPS IIIB (Sanfilippo Syndrome, Type B): In September 2018, the Company provided an update at the Society for the Study of Inborn Errors of Metabolism (SSIEM) meeting from the Phase 1/2 trial with tralesinidase alfa.  Of the seven subjects who have been treated with the 300 mg/kg weekly dose, heparan sulfate levels were normalized in the brain fluid.  All subjects also experienced normalization of the enlargement of their liver and spleen.  Development Quotient (DQ), a measure of cognitive function normalized to age, was also monitored.  Five of the seven subjects have experienced encouraging trends in brain function based on DQ measures.

Other Ongoing Clinical Development Programs:

•

BMN 290 for Friedreich’s Ataxia:  In 2017, BioMarin announced that it had selected as its next clinical drug development candidate, BMN 290, a selective chromatin modulation therapy intended for treatment of Friedreich’s ataxia.  Currently, there are no approved disease modifying therapies for Friedreich’s ataxia. The Company is currently conducting additional pre-clinical work on BMN 290 and could potentially file an investigational new drug (IND) application in the first half of 2019 based on the outcome of those data.

•

Gene therapy product candidate for phenylketonuria (PKU): As previously announced, the Company expects to submit an investigational new drug (IND) application for a gene therapy product for  the treatment of PKU in the second half of 2019.  In preclinical models, BioMarin’s PKU gene therapy product candidate demonstrated sustained, normalized Phe levels in an ongoing study and out to 60 weeks at the last observation.  The product candidate is an AAV vector containing the DNA sequence that codes for the phenylalanine hydroxylase enzyme that is deficient in people with PKU.

BioMarin will host a conference call and webcast to discuss third quarter 2018 financial results today, Thursday, October 25, 2018 at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.biomarin.com.

U.S. / Canada Dial-in Number: 866.502.9859	Replay Dial-in Number: 855.859.2056
International Dial-in Number: 574.990.1362	Replay International Dial-in Number: 404.537.3406
Conference ID: 6487064	Conference ID: 6487064

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The Company's portfolio consists of several approved products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.biomarin.com.

Forward-Looking Statements

This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues and expenses for BioMarin’s commercial products, GAAP Net Loss, Non-GAAP Income (Loss) and other specified income statement guidance; the financial performance of BioMarin as a whole; BioMarin’s potential for growth, the anticipated number of  U.S. commercial patients treated with Palynziq by year-end; BioMarin’s commercial prospects, including its expected $1.0 billion-plus late-stage clinical product opportunities; the timing of (i) decisions by regulators, including the European Commission’s decision regarding BioMarin’s Marketing Authorization Application for Palynziq, (ii) BioMarin's clinical studies and trials, (iii) completion of enrollment of those studies and trials including enrollment in BioMarin’s Phase 3 program with valoctocogene roxaparvovec, and (iv) announcements of data from those studies and trials, including BioMarin’s Phase 3 program and Phase 1/2 study with valoctocogene roxaparvovec; the ongoing Phase 2 and Phase 3 studies of vosoritide and the Phase 1/2 study of tralesinidase alfa (formerly referred to as BMN 250); the continued clinical development and commercialization of BioMarin’s commercial products and product candidates, including BioMarin’s plans to potentially file an IND for BMN 290 in the first half of 2019 and an IND for its new gene therapy candidate for the treatment of PKU in the second half of 2019; the estimated number of adults with PKU who will be on treatment with Palynziq by the end of the year; the possible approval and commercialization of BioMarin’s product candidates. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of Kuvan; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Brineura®, Firdapse®, Kuvan®, Naglazyme® , Palynziq® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2018 and December 31, 2017

(In thousands of U.S. dollars, except share and per share amounts)

	September 30, 2018 (1)	December 31, 2017 (2)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$882,184	$598,028
Short-term investments	561,192	797,940
Accounts receivable, net	384,343	261,365
Inventory	508,482	475,775
Other current assets	71,652	74,036
Total current assets	2,407,853	2,207,144
Noncurrent assets:
Long-term investments	204,883	385,785
Property, plant and equipment, net	924,033	896,700
Intangible assets, net	494,687	517,510
Goodwill	197,039	197,039
Deferred tax assets	429,194	399,095
Other assets	37,565	29,852
Total assets	$4,695,254	$4,633,125
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$378,226	$401,921
Short-term convertible debt, net	374,230	360,949
Short-term contingent acquisition consideration	86,204	53,648
Total current liabilities	838,660	816,518
Noncurrent liabilities:
Long-term convertible debt, net	826,119	813,521
Long-term contingent acquisition consideration	58,160	135,318
Other long-term liabilities	57,370	59,105
Total liabilities	1,780,309	1,824,462
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 177,902,788 and 175,843,749 shares issued and outstanding, respectively.	178	176
Additional paid-in capital	4,620,817	4,483,220
Company common stock held by Nonqualified Deferred Compensation Plan	(13,415)	(14,224)
Accumulated other comprehensive loss	(2,160)	(22,961)
Accumulated deficit	(1,690,475)	(1,637,548)
Total stockholders’ equity	2,914,945	2,808,663
Total liabilities and stockholders’ equity	$4,695,254	$4,633,125

(1)

As of January 1, 2018, the Company adopted the requirements of Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method, and as a result, there is a lack of comparability of certain amounts to the prior periods presented.

(2)

December 31, 2017 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission on February 26, 2018.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine Months Ended September 30, 2018 and 2017

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018 (1)	2017	2018 (1)	2017
REVENUES:
Net product revenues	$386,320	$298,752	$1,123,205	$916,868
Royalty and other revenues	5,386	35,396	14,793	38,473
Total revenues	391,706	334,148	1,137,998	955,341
OPERATING EXPENSES:
Cost of sales	78,893	59,480	240,245	165,791
Research and development	161,408	154,103	520,938	442,145
Selling, general and administrative	148,566	130,532	440,182	394,056
Intangible asset amortization and contingent consideration	18,580	3,760	42,009	26,096
Gain on sale of intangible assets	—	—	(20,000)	—
Total operating expenses	407,447	347,875	1,223,374	1,028,088
LOSS FROM OPERATIONS	(15,741)	(13,727)	(85,376)	(72,747)

Equity in the loss of BioMarin/Genzyme LLC	(468)	(253)	(507)	(996)
Interest income	6,338	3,976	17,141	10,031
Interest expense	(12,131)	(10,884)	(35,918)	(31,043)
Other income, net	2,589	267	5,266	4,282
LOSS BEFORE INCOME TAXES	(19,413)	(20,621)	(99,394)	(90,473)
Benefit from income taxes	(6,793)	(8,094)	(25,833)	(24,823)
NET LOSS	$(12,620)	$(12,527)	$(73,561)	$(65,650)
NET LOSS PER SHARE, BASIC AND DILUTED	$(0.07)	$(0.07)	$(0.42)	$(0.38)
Weighted average common shares outstanding, basic and dilutive	177,481	175,103	176,767	174,071

(1)

As of January 1, 2018, the Company adopted the requirements of ASC 606 using the modified retrospective method, and as a result, there is a lack of comparability of certain amounts to the prior periods presented.

Non-GAAP Information

The results presented in this press release include both GAAP information and Non-GAAP information. As used in this release, Non-GAAP Income (Loss) is defined by the Company as GAAP Net Loss excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items, as detailed below when applicable. In addition, BioMarin includes in this press release the effects of these adjustments on certain components of GAAP Net Loss for each of the periods presented. In this regard, Non-GAAP Income (Loss) and its components, including Non-GAAP Cost of Sales, Non-GAAP Research and Development expenses, Non-GAAP Selling, General and Administrative expense, Non-GAAP Intangible Asset Amortization and Contingent Consideration, Non-GAAP Gain on the Sale of Intangible Asset and Non-GAAP Benefit From Income Taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall Non-GAAP measures.

BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income (Loss) and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income (Loss) internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.

Non-GAAP Income (Loss) and its components are not meant to be considered in isolation, as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP measures. Because of the non-standardized definitions, the Non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following table presents the reconciliation of GAAP Net Loss to Non-GAAP Income:

Reconciliation of GAAP Net Loss to Non-GAAP Income

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended		Nine Months Ended		Year Ending
	September 30,		September 30,		December 31, 2018
	2018	2017	2018	2017	Guidance

GAAP Net Loss	$(12.6)	$(12.5)	$(73.6)	$(65.7)	$(115.0) - $(165.0)

Interest expense, net	5.8	6.9	18.8	21.0	25.0 - 35.0
Benefit from income taxes	(6.8)	(8.1)	(25.8)	(24.8)	(40.0) - 0.0
Depreciation expense	18.6	13.3	48.1	36.9	50.0 - 60.0
Amortization expense	7.6	7.6	22.7	22.7	30.0
Stock-based compensation expense	37.1	35.9	112.3	106.7	150.0 - 170.0
Contingent consideration expense	11.0	(3.8)	19.3	3.4	20.0 - 30.0
Gain on sale of intangible assets	—	—	(20.0)	—	(20.0)
Royalty and other revenues	—	(31.5)	—	(31.5)	n/a
Non-GAAP Income	$60.7	$7.8	$101.8	$68.7	$100 - $140

The following reconciliation of the GAAP reported to the Non-GAAP information provides the details of the effects of the Non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.

  Reconciliation Of Certain GAAP Reported Information To Non-GAAP Information

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30,
	2018				2017
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP

Royalty and other revenues	$5.4	$—	$—	$5.4	$35.4	$—	$(31.5)	$3.9
Cost of sales	78.9	—	(4.0)	74.9	59.5	—	(3.0)	56.5
Research and development	161.4	(7.0)	(14.3)	140.1	154.1	(7.6)	(13.8)	132.7
Selling, general and administrative	148.6	(11.6)	(18.8)	118.2	130.5	(5.7)	(19.1)	105.7
Intangible asset amortization and contingent consideration	18.6	(7.6)	(11.0)	—	3.8	(7.6)	3.8	—
Gain on sale of intangible assets	—	—	—	—	—	—	—
Interest expense, net	(5.8)	5.8	—	—	(6.9)	6.9	—	—
Benefit from income taxes	(6.8)	6.8	—	—	(8.1)	8.1	—	—
GAAP Net Loss/Non-GAAP Income	(12.6)	25.2	48.1	60.7	(12.5)	19.7	0.6	7.8

	Nine Months Ended September 30,
	2018				2017
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP

Royalty and other revenues	$14.8	$—	$—	$14.8	$38.5	$—	$(31.5)	$7.0
Cost of sales	240.2	—	(10.4)	229.8	165.8	—	(7.8)	158.0
Research and development	520.9	(25.4)	(43.1)	452.4	442.1	(20.2)	(40.0)	381.9
Selling, general and administrative	440.2	(22.7)	(58.8)	358.7	394.1	(16.7)	(58.9)	318.5
Intangible asset amortization and contingent consideration	42.0	(22.7)	(19.3)	—	26.1	(22.7)	(3.4)	—
Gain on sale of intangible assets	(20.0)	—	20.0	—	—	—	—	—
Interest expense, net	(18.8)	18.8	—	—	(21.0)	21.0	—	—
Benefit from income taxes	(25.8)	25.8	—	—	(24.8)	24.8	—	—
GAAP Net Loss/Non-GAAP Income (Loss)	(73.6)	63.8	111.6	101.8	(65.7)	55.8	78.6	68.7

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